Exhibit 6.4

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

TABLE OF CONTENTS

Page

1.	Definitions		3
2.	Voting Provisions Regarding Board of Directors		5
	2.1	Size of the Board	5
	2.2	Board Composition	5
	2.3	Failure to Designate a Board Member	6
	2.4	Removal of Board Members	6
	2.5	No Liability for Election of Recommended Directors	6
	2.6	No “Bad Actor” Designees	6
	2.7	Subsidiary Boards	6
	2.8	Board Committees	6
3.	Vote to Increase Authorized Common Stock		7
4.	Information and Observer Rights		7
	4.1	Delivery of Financial Statements	7
	4.2	Observer Rights	8
	4.3	Inspection	9
	4.4	Termination of Information and Observer Rights	9
	4.5	Confidentiality	9
5.	Drag-Along Right		10
	5.1	Actions to be Taken	10
	5.2	Exceptions	11
	5.3	Restrictions on Sales of Control of the Company	13
6.	Agreement Among the Company, the Investors and the Key Holders		13
	6.1	Right of First Refusal	13
	6.2	Right of Co-Sale	15
	6.3	Effect of Failure to Comply	17
7.	Exempt Transfers		18
	7.1	Exempted Transfers	18
	7.2	Exempted Offerings	18

8.	Lock-Up		18
	8.1	Agreement to Lock-Up	18
	8.2	Stop Transfer Instructions	18
9.	Rights to Future Stock Issuances		19
	9.1	Right of First Offer	19
	9.2	Termination	20
10.	Additional Covenants		20
	10.1	Insurance	20
	10.2	Employee Agreements	20
	10.3	Employee Stock	20
	10.4	Board Matters	21
	10.5	Successor Indemnification	21
	10.6	Termination of Covenants	21
11.	Remedies		22
	11.1	Covenants of the Company	22
	11.2	Irrevocable Proxy and Power of Attorney	22
	11.3	Specific Enforcement	23
	11.4	Remedies Cumulative	23
12.	Term		23
13.	Miscellaneous		23
	13.1	Additional Parties	23
	13.2	Transfers	24
	13.3	Successors and Assigns	24
	13.4	Governing Law	24
	13.5	Counterparts	24
	13.6	Titles and Subtitles	24
	13.7	Notices	25
	13.8	Consent Required to Amend, Terminate or Waive	25
	13.9	Delays or Omissions	26
	13.10	Severability	26
	13.11	Entire Agreement	26
	13.12	Share Certificate Legend	26
	13.13	Stock Splits, Stock Dividends, etc.	27
	13.14	Manner of Voting	27
	13.15	Further Assurances	27
	13.16	Dispute Resolution	27
	13.17	Costs of Enforcement	27
	13.18	Aggregation of Stock	27
	13.19	Spousal Consent	27

Schedule A – Investors

Schedule B – Key Holders

Schedule C – Consent of Spouse

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”), is made and entered into as of this 7th day of March, 2023, by and among Miso Robotics, Inc., a Delaware corporation (the “Company”), and each holder of Common Stock (as defined below) of the Company which was converted from shares of the Company’s previously issued Series A Preferred Stock, $0.0001 par value per share (“Legacy Series A Preferred Stockholder”), and Series B Preferred Stock, $0.0001 par value per share (“Legacy Series B Preferred Stockholder,” and referred to herein collectively with the Series A Preferred Stockholders as the “Legacy Preferred Stockholders”, and such previously issued Series A Preferred Stock and Series B Preferred Stock, “Legacy Preferred Stock”)), pursuant to the conversion which took place on December 27, 2022 (the “Conversion Date”), listed on Schedule A, each holder of the Company’s Series A-1 Preferred Stock (such holder, a “Series A-1 Preferred Stockholder,” and such stock “Series A-1 Preferred Stock”), listed on Schedule A, (together with any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Subsections 13.1(a) or 13.2 below, the “Investors”), and those certain stockholders of the Company listed on Schedule B (together with any subsequent stockholders, or any transferees, who become parties hereto as “Key Holders” pursuant to Subsections 13.1(b) or 13.2 below, the “Key Holders,” and together collectively with the Investors, the “Stockholders”).

RECITALS

WHEREAS, Certain of the Investors and the Key Holders were previously parties to the Stockholders Agreement, dated June 13, 2017, as amended and restated on February 6, 2018 in connection with that certain Series B Preferred Stock Purchase Agreement, and as further amended and restated on March 30, 2020, by and among the Company and parties thereto (the “Prior Agreement”).

WHEREAS, in connection with that certain Series A-1 Preferred Stock Purchase Agreement (the “Purchase Agreement”) providing for the sale of shares of Series A-1 Preferred Stock, the parties to the Prior Agreement, as amended, desire to amend and restate that agreement to provide the Investors and holders of the Company’s Series A-1 Preferred Stock with the right, among other things to receive certain information from the Company, and to participate in future equity offerings by the Company, in accordance with the terms of this Agreement, and the Legacy Preferred Stockholders with the right to elect certain members of the board of directors of the Company (the “Board”), in addition to the rights provided in the Eighth Amended and Restated Certificate of Incorporation of the Company along with the Certificate of Designation in connection therewith (collectively, the “Restated Certificate”).

NOW, THEREFORE, the parties agree as follows:

1.	Definitions:

1.1            “Affiliate” means a Person who, directly or indirectly, controls, is controlled by or is under common control with another Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2            “Capital Stock” means (a) the shares of common stock of the Company, $0.0001 par value (“Common Stock”) and the shares of preferred stock of the Company, $0.0001 par value, including the Series A-1 Preferred Stock (“Preferred Stock”) (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock, and (c) shares of Common Stock issued or issuable upon exercise or conversion, as  applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by a Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then- applicable conversion ratio.

1.3            “Company Notice” means written notice from the Company notifying the selling Key Holders that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Key Holder Transfer.

1.4            “Competitor” means a Person engaged in AI based-robotics for QSR food preparation. Certificate.

1.5            “Deemed Liquidation Event” has the meaning set forth in the Restated

1.6            “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.7            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.8            “Future VC” means Future VC SPV, LLC, a Delaware limited liability company.

1.9            “GAAP” generally accepted accounting principles in the United States.

1.10          “Investor Notice” means written notice from an Investor notifying the Company and the selling Key Holder that such Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Key Holder Transfer.

1.11          “IPO” means Company’s first underwritten public offering of its Common Stock.

1.12          “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, held at least 25,000 shares of Legacy Preferred Stock as of the Conversion Date and any Investor that, individually or together with such Investor’s Affiliates, holds at least 175,000 shares of Series A-1 Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.13          “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.14          “Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

1.15          “Proposed Key Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders.

1.16          “Proposed Transfer Notice” means written notice from a Key Holder setting forth the terms and conditions of a Proposed Key Holder Transfer.

1.17          “Prospective Transferee” means any person to whom a Key Holder proposes to make a Proposed Key Holder Transfer.

1.18          “Qualified IPO” means the sale of shares of Common Stock to the public at a price of at least $24.89 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $100,000,000 of gross proceeds to the Company.

1.19          “Right of Co-Sale” means the right, but not an obligation, of an Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.20          “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Key Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.21          “Sale of the Company” means either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a Deemed Liquidation Event.

1.22          “Secondary Notice” means written notice from the Company notifying the Investors and the selling Key Holder that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Key Holder Transfer.

1.23          “Secondary Refusal Right” means the right, but not an obligation, of each Investor to purchase up to its pro rata portion (based upon the total number of shares then held by all Investors) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.24          “Securities Act” means the Securities Act of 1933, as amended.

1.25          “Shares” means and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock and Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.26          “Transfer Stock” means Shares owned by a Key Holder, or issued to a Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), but does not include any shares of Preferred Stock or of Common Stock that are issued or issuable upon conversion of Preferred Stock.

1.27          “Undersubscription Notice” means written notice from an Investor notifying the Company and the selling Key Holder that such Investor intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2.	Voting Provisions Regarding Board of Directors.

2.1            Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at five (5) directors.

2.2            Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a)            One (1) individual to be designated by a majority of the Legacy Series B Preferred Stockholders, voting as a separate class, to serve as the Legacy Series B Director;

(b)            One (1) individual to be designated by a majority of the Legacy Series A Preferred Stockholders, voting as a separate class, to serve as the Legacy Series A Director; and

(c)            Three (3) individuals to be designated by the holders of a majority of the Common Stock (including Legacy Preferred Stock), voting together as a single class.

2.3            Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

2.4            Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)            no director elected pursuant to Sections 2.2 or 2.3 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person, or of the holders of at least a majority of shares of stock, entitled under Section 2.2 to designate that director or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Section 2.2 is no longer so entitled to designate or approve such director;

(b)            any vacancies created by the resignation, removal or death of a director elected pursuant to Subsections 2.3 or 2.4 shall be filled pursuant to the provisions of this Section 2; and

(c)            upon the request of any party entitled to designate a director as provided in Subsection 2.2(a), 2.2(b) or 2.2(c) to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

2.5            No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.6            No “Bad Actor” Designees. Each Person with the right to designate or participate in the designation of a director as specified above hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

2.7            Board Committees. Each of the Legacy Series B Director and the Legacy Series A Director shall have the right to serve as a member of each committee of the Board and each committee of the board of directors of each subsidiary of the Company.

3.            Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

4.	Information and Observer Rights.

4.1	Delivery of Financial Statements. The Company shall deliver to the Major Investors:

(a)	as soon as practicable, but in any event within one hundred fifty

(150) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements to be audited and certified by independent public accountants of nationally recognized standing;

(b)            as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)            as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(d)            as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(e)            as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and

(f)            such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 4.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

Notwithstanding anything else in this Subsection 4.1 to the contrary, the Company may cease providing the information set forth in this Subsection 4.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 4.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

4.2            Observer Rights. So long as (x) Future VC (a) holds at least 1,064,280 Shares (as adjusted for stock dividends, stock splits, combinations and other similar recapitalizations) (the “Multiple Threshold Amount”), the Company shall invite up to three (3) representatives designated by Future VC and (b) holds at least 425,712 Shares (as adjusted for stock dividends, stock splits, combinations and other similar recapitalizations) but less than the Multiple Threshold Amount, the Company shall invite one (1) representative designated by Future VC, or (y) Ecolab Inc. or its Affiliates (“Ecolab”) holds 753,322 Shares (as adjusted for stock dividends, stock splits, combinations and other similar recapitalizations), the Company shall invite on (1) representative designated by Ecolab, in each case, to attend all meetings of its Board of Directors, and the board of directors of each subsidiary of the Company, in a nonvoting observer capacity and, in this respect, shall give such representatives copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors (collectively, the “Company Board Materials”); provided, however, that each such representatives (each, a “Board Observer”) shall agree to hold in confidence and trust all Company Board Materials so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representatives from any meeting or portion thereof, which access to such information or attendance at such meeting, if the Company believes, upon the advice of counsel, would adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets or a conflict of interest, or if Future VC, Ecolab or their respective representatives is a Competitor; provided that it is acknowledged and agreed that Future VC or Ecolab shall not be deemed a Competitor solely on the basis of their (or its affiliates’) investments in, involvement with, or membership on the board of directors of its portfolio companies that may be Competitors of the Company. In addition, to the extent remote attendance cannot be accommodated, such Board Observers shall be entitled to reimbursement for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board or any committee thereof, or in connection with performing any duties on behalf of the Board, delegated to it in writing by the Board.

4.3            Inspection. The Company shall permit Future VC and Ecolab, at Future VC’s or Ecolab’s expense, respectively, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by Future VC or Ecolab, respectively, but in no case less than a quarterly basis; provided, however, that the Company shall not be obligated pursuant to this Subsection 4.3 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

4.4            Termination of Information and Observer Rights. The covenants set forth in Subsection 4.1, Subsection 4.2 and Subsection 4.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, whichever event occurs first.

4.5            Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 4.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any shares from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 4.5; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure if permitted to do so under applicable law and takes reasonable steps to minimize the extent of any such required disclosure.

5.	Drag-Along Right.

5.1            Actions to be Taken. In the event that the majority of Investors holding a Series A-1 Preferred Stock and Investors who held Legacy Preferred Stock as of the Conversion Date, voting as a single class on an as-converted to Common Stock basis (the “Selling Investors”) approve a Sale of the Company in writing in which the holders of the Series A-1 Preferred Stock will receive per share proceeds exceeding the per share purchase price of the Series A-1 Preferred Stock, specifying that this Section 5 shall apply to such transaction, then each Stockholder and the Company hereby agree:

(a)            if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;

(b)            if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Subsection 5.3 below, on the same terms and conditions as the Selling Investors;

(c)            to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 5, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d)            not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)            to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f)             if the consideration to be paid in exchange for the Shares pursuant to this Section 5 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g)            in the event that the Selling Investors, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud, bad faith, gross negligence or willful misconduct.

5.2            Exceptions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Subsection 5.1 above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(a)            any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including, but not limited to, representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable (subject to customary limitations) against the Stockholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into by the Stockholder in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Stockholder is a party, or any law or judgment, order or decree of any court or governmental agency that applies to the Stockholder;

(b)            such Stockholder is not required to agree (unless such Stockholder is a Company officer or employee) to any restrictive covenant in connection with the Proposed Sale (including, without limitation, any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Proposed Sale) or any release of claims other than a release in customary form of claims arising solely in such Stockholder’s capacity as a stockholder of the Company;

(c)            such Stockholder and its Affiliates are not required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective Affiliates, except that the Stockholder may be required to agree to terminate the investment-related documents between or among such Stockholder, the Company and/or other stockholders of the Company;

(d)            the Stockholder is not liable for the breach of any representation, warranty or covenant made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(e)            the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and subject to the provisions of the Restated Certificate related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale;

(f)             liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder; and

(g)            upon the consummation of the Proposed Sale (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their Shares of such class or series as is received by other holders in respect of their Shares of such same class or series of stock, and if any holders of any capital stock of the Company are given a choice as to the form of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option, (ii) each holder of a series of Series A-1 Preferred Stock will receive the same amount of consideration per share of such Series A-1 Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) unless waived pursuant to the terms of the Restated Certificate and as may be required by law, the aggregate consideration receivable by all holders of the Series A-1 Preferred Stock and Common Stock shall be allocated among the holders of Series A-1 Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of the Series A-1 Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Restated Certificate (including any Certificate of Designation) in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing provisions of this Section 5.2(g) if the consideration to be paid in exchange for the Shares held by the Key Holder or Investor, as applicable, pursuant to this Section 5.2(g) includes any securities and due receipt thereof by any Key Holder or Investor would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Key Holder or Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Key Holder or Investor in lieu thereof, against surrender of the Shares held by the Key Holder or Investor, as applicable, which would have otherwise been sold by such Key Holder or Investor, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Key Holder or Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Shares held by the Key Holder or Investor, as applicable.

5.3            Restrictions on Sales of Control of the Company. No Stockholder shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Certificate of Incorporation (including any Certificate of Designation) in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event), unless the holders of a majority of the Series A-1 Preferred Stock, voting as a single class on an as-converted basis, elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such transaction or series of related transactions.

6.	Agreement Among the Company, the Investors and the Key Holders.

6.1	Right of First Refusal.

(a)            Grant. Subject to the terms of Section 7 below, each Key Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Key Holder may propose to transfer in a Proposed Key Holder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b)            Notice. Each Key Holder proposing to make a Proposed Key Holder Transfer must deliver a Proposed Transfer Notice to the Company and each Major Investor not later than forty-five (45) days prior to the consummation of such Proposed Key Holder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Key Holder Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Key Holder Transfer. To exercise its Right of First Refusal under this Section 6, the Company must deliver a Company Notice to the selling Key Holder within fifteen (15) days after delivery of the Proposed Transfer Notice. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Key Holder with the Company that contains a preexisting right of first refusal, the Company and the Key Holder acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with Subsection 6.1(a) and this Subsection 6.1(b).

(c)            Grant of Secondary Refusal Right to Major Investors. Subject to the terms of Section 7 below, each Key Holder hereby unconditionally and irrevocably grants to the Major Investors a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Subsection 6.1(c). If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Key Holder Transfer, the Company must deliver a Secondary Notice to the selling Key Holder and to each Major Investor to that effect no later than fifteen (15) days after the selling Key Holder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, a Major Investor must deliver an Investor Notice to the selling Key Holder and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d)            Undersubscription of Transfer Stock. If options to purchase have been exercised by the Company and the Major Investors with respect to some but not all of the Transfer Stock by the end of the ten (10) day period specified in the last sentence of Subsection 6.1(c) (the “Investor Notice Period”), then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Major Investors who fully exercised their Secondary Refusal Right within the Investor Notice Period (the “Exercising Investors”). Each Exercising Investor shall, subject to the provisions of this Subsection 6.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Investor must deliver an Undersubscription Notice to the selling Key Holder and the Company within ten (10) days after the expiration of the Investor Notice Period. In the event there are two (2) or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Subsection 6.1(d) shall be allocated to such Exercising Investors pro rata based on the number of shares of Transfer Stock such Exercising Investors have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Investor has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the selling Key Holder of that fact.

(e)            Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice. If the Company or any Major Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Major Investor may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company and the Major Investors shall take place, and all payments from the Company and the Major Investors shall have been delivered to the selling Key Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Key Holder Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

6.2	Right of Co-Sale.

(a)            Exercise of Right. If any Transfer Stock subject to a Proposed Key Holder Transfer is not purchased pursuant to Subsection 6.1 above and thereafter is to be sold to a Prospective Transferee, each respective Major Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer as set forth in Subsection 6.2(b) below and, subject to Subsection 6.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Major Investor who desires to exercise its Right of Co-Sale (each, a “Participating Investor”) must give the selling Key Holder written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(b)            Shares Includable. Each Participating Investor may include in the Proposed Key Holder Transfer all or any part of such Participating Investor’s Shares equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Key Holder Transfer (excluding shares purchased by the Company or the Participating Investors pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Common Stock, including Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series A-1 Preferred Stock and any other Derivative Securities then owned by such Participating Investor immediately before consummation of the Proposed Key Holder Transfer and the denominator of which is the total number of shares of Common Stock, including Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series A-1 Preferred Stock and any other Derivative Securities then owned, in the aggregate, by all Participating Investors immediately prior to the consummation of the Proposed Key Holder Transfer, plus the number of shares of Transfer Stock held by the selling Key Holder. To the extent one (1) or more of the Participating Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder may sell in the Proposed Key Holder Transfer shall be correspondingly reduced.

(c)            Purchase and Sale Agreement. The Participating Investors and the selling Key Holder agree that the terms and conditions of any Proposed Key Holder Transfer in accordance with Subsection 6.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Investors and the selling Key Holder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Subsection 6.2.

(d)	Allocation of Consideration.

(i)            Subject to Subsection 6.2(d)(ii), the aggregate consideration payable to the Participating Investors and the selling Key Holder shall be allocated based on the number of Shares sold to the Prospective Transferee by each Participating Investor and the selling Key Holder as provided in Subsection 6.2(b), provided that if a Participating Investor wishes to sell Series A-1 Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Series A-1 Preferred Stock into Common Stock.

(ii)            In the event that the Proposed Key Holder Transfer constitutes a Sale of the Company, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Investors and the selling Key Holder in accordance with Sections 2.1, 2.2 and 2.3 of Part B, Article Fourth of the Restated Certificate as if (A) such transfer were a Deemed Liquidation Event, and (B) the Shares sold in accordance with the Purchase and Sale Agreement were the only Shares outstanding. In the event that a portion of the aggregate consideration payable to the Participating Investor(s) and selling Key Holder is placed into escrow, the Purchase and Sale Agreement shall provide that (x) the portion of such consideration that is not placed in escrow (the “Initial Consideration”) shall be allocated in accordance with Sections 2.1, 2.2 and 2.3 of Part B, Article Fourth of the Restated Certificate as if the Initial Consideration were the only consideration payable in connection with such transfer, and (y) any additional consideration which becomes payable to the Participating Investor(s) and selling Key Holder upon release from escrow shall be allocated in accordance with Sections 2.1, 2.2 and 2.3 of Part B, Article Fourth of the Restated Certificate after taking into account the previous payment of the Initial Consideration as part of the same transfer.

(e)            Purchase by Selling Key Holder; Deliveries. Notwithstanding Subsection 6.2(c) above, if any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Investor or Investors or upon the failure to negotiate in good faith a Purchase and Sale Agreement satisfactory to the Participating Investors, no Key Holder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Participating Investor or Investors on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Subsection 6.2(d)(i); provided, however, if such sale constitutes a Sale of the Company, the portion of the aggregate consideration paid by the selling Key Holder to such Participating Investor or Investors shall be made in accordance with the first sentence of Subsection 6.2(d)(ii). In connection with such purchase by the selling Key Holder, such Participating Investor or Investors shall deliver to the selling Key Holder any stock certificate or certificates, properly endorsed for transfer, representing the Shares being purchased by the selling Key Holder (or request that the Company effect such transfer in the name of the selling Key Holder). Any such shares transferred to the selling Key Holder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Key Holder shall concurrently therewith remit or direct payment to each such Participating Investor the portion of the aggregate consideration to which each such Participating Investor is entitled by reason of its participation in such sale as provided in this Subsection 6.2(e).

(f)            Additional Compliance. If any Proposed Key Holder Transfer is not consummated within sixty (60) days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Key Holder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 6. The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Subsection 6.2.

6.3	Effect of Failure to Comply.

(a)            Transfer Void; Equitable Relief. Any Proposed Key Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)            Violation of First Refusal Right. If any Key Holder becomes obligated to sell any Transfer Stock to the Company or any Investor under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Investor may, at its option, in addition to all other remedies it may have, send to such Key Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Investor (or request that the Company effect such transfer in the name of the Investor) on the Company’s books any certificates, instruments, or book entry representing the Transfer Stock to be sold.

(c)            Violation of Co-Sale Right. If any Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Investor who desires to exercise its Right of Co-Sale under Subsection 6.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from such Investor the type and number of Shares that such Investor would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Subsection 6.2. The sale will be made on the same terms, including, without limitation, as provided in Subsection 6.2(d)(i) and the first sentence of Subsection 6.2(d)(ii), as applicable, and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Subsection 6.2. Such Key Holder shall also reimburse each Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Subsection 6.2.

7.	Exempt Transfers.

7.1            Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Subsections 6.1 and 6.2 shall not apply (a) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its stockholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, (c) in the case of a Key Holder that is a natural person, upon a transfer of Transfer Stock by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other relative approved by unanimous consent of the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Key Holder or any such family members; provided that in the case of clause(s) (a) or (c), the Key Holder shall deliver prior written notice to the Investors of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Proposed Key Holder Transfers of such Transfer Stock pursuant to Section 6; and provided further in the case of any transfer pursuant to clause (a) or (c) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

7.2            Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 6 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act; or (b) pursuant to a Deemed Liquidation Event.

8.	Lock-Up.

8.1            Agreement to Lock-Up. Each Key Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports; and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 8 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Key Holders if all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 8 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Key Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 8 or that are necessary to give further effect thereto.

8.2            Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Key Holder (and transferees and assignees thereof) until the end of such restricted period.

9.	Rights to Future Stock Issuances.

9.1	Right of First Offer. Subject to the terms and conditions of this Subsection

9.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it, in such proportions as it deems appropriate, among (i) itself and (ii) its Affiliates.

(a)            The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)            By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which is equal to the proportion of the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series A-1 Preferred Stock and any other Derivative Securities then held by such Major Investor), to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Series A-1 Preferred Stock and any other Derivative Securities then outstanding). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of New Securities specified above, up to that portion of the New Securities for which the Major Investors were entitled to subscribe but that were not subscribed for by the other Major Investors which is equal to the proportion of the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Series A-1 Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series A-1 Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 9.1(b) shall occur within the later of one hundred twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 9.1(c).

(c)            If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 9.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 9.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 9.1.

(d)            The right of first offer in this Subsection 9.1 shall not be applicable to (i) Exempted Securities (as defined in the Restated Certificate); (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of shares of Series A-1 Preferred Stock pursuant to the Purchase Agreement.

9.2            Termination. The covenants set forth in Subsection 9.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO, or (ii) upon a Deemed Liquidation Event, whichever event occurs first.

10.	Additional Covenants.

10.1          Insurance. The Company shall use its commercially reasonable efforts to obtain, within thirty (30) days of the date hereof, from financially sound and reputable insurers (a) Directors and Officers liability insurance in an amount satisfactory to the Board, and (ii) term “key-person” insurance on Ryan Sinnet in the amount of $1,000,000, each on terms and conditions satisfactory to the Board, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board determines that such insurance should be discontinued. The key-person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board, including the Legacy Series B Director. Each Key Holder hereby covenants and agrees that, to the extent such Key Holder is named under such key-person policy, such Key Holder will execute and deliver to the Company, as reasonably requested, a written notice and consent form with respect to such policy.

10.2          Employee Agreements. The Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement, substantially in a form reasonably acceptable to the Investors (a “Proprietary Rights Agreement”). The Company shall use commercially reasonable efforts to cause each person formerly employed by it or any subsidiary (or formerly engaged by the Company or any subsidiary as a consultant/independent contractor) who had access to confidential information and/or trade secrets to enter into a Proprietary Rights Agreement.

10.3          Employee Stock. Unless otherwise approved by the Board of Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, or such other vesting schedule as the Board of Directors shall approve, and (ii) a market stand-off provision substantially similar to that in Section 8 hereof. In addition, unless otherwise approved by the Board of Directors, the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock

10.4          Board Matters. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board or any committee thereof.

10.5          Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

10.6          Stock Option Plans. The Company believes that the shares of Common Stock available for future issuance under the Company’s 2017 Stock Plan and 2016 Stock Plan Option Plan (collectively, the “Option Plan”) will be sufficient to meet the Company’s equity incentive needs through the first anniversary of the date of this Agreement. Accordingly, the Company agrees that it will not, prior to the first anniversary of the date of this Agreement, (i) seek to increase or increase the number of shares of Common Stock issued or issuable under the Option Plan to more than 11,333,616 shares of Common Stock, or (ii) otherwise create, adopt or alter any equity incentive plan, agreement or arrangement for any employees or directors of, or consultants to, the Corporation.

10.7          Right to Conduct Activities. The Company hereby agrees and acknowledges that Ecolab (together with its Affiliates) engages in investment activities, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). Nothing in this Agreement shall preclude or in any way restrict the Investors from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company; and the Company hereby agrees that, to the extent permitted under applicable law, Ecolab (and its Affiliates) shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by Ecolab (or its Affiliates) in any entity competitive with the Company, or (ii) actions taken by any officer, employee or other representative of Ecolab (or its Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

10.8          Use of Ecolab Name. Except as otherwise agreed in writing by the Company and Ecolab, from and after the date hereof, the Company will not, and will not cause or direct or permit any of its subsidiaries or affiliates or any of their respective officers, directors, managers, employees, stockholders, members, partners, agents, advisors or representatives (the “Representatives”) to, (a) make or originate any publicity, news release or other announcement, written or oral (each, a “Release”), which mentions Ecolab or any of its subsidiaries or affiliates (each, an “Ecolab Party” and collectively, the “Ecolab Parties”) by name, including any publicity, news release or other announcement regarding the existence of any arrangement between the Company or any of its subsidiaries and any Ecolab Party or any arrangement between any stockholder of the Company and any Ecolab Party or (b) represent, directly or indirectly, that any product or any service provided by the Company or any of its affiliates has been approved or endorsed by an Ecolab Party, without, in each case, Ecolab’s prior written consent, except where, based on the advice of outside counsel to the Company, such Release is required by applicable law; provided, however, that in the event of a legally required Release, the Company will (i) consult with Ecolab prior to such Release to the extent permitted by applicable law under the circumstances with respect to the text or content of such Release and (ii) to the extent permitted by applicable law, provide Ecolab with a copy of the Release as promptly as practicable but in no event less than 48 hours prior to its publication.

10.9          Termination of Covenants. The covenants set forth in this Section 10, except for Subsection 10.4, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) upon a Deemed Liquidation Event, whichever event occurs first.

11.	Remedies.

11.1          Covenants of the Company. The Company agrees to use its commercially reasonable efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s commercially reasonable efforts to cause the nomination and election of the directors as provided in this Agreement.

11.2          Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the Chief Executive Officer of the Company, and a designee of the Selling Investors, and each of them, with full power of substitution, with respect to the matters set forth herein, including, without limitation, election of persons as members of the Board in accordance with Section 2 hereto, votes to increase authorized shares pursuant to Section 3 hereof, and votes regarding any Sale of the Company pursuant to Section 5 hereof, and hereby authorizes each of them to represent and vote, if and only if the party (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Sections 3 and 5, respectively, of this Agreement or to take any action necessary to effect Sections 3 and 5, respectively, of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 12 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 12 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

11.3          Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

11.4          Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

12.           Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the Qualified IPO (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Sale of the Company, provided that the provisions of Section 5 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 5 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Subsection 13.8 below.

13.	Miscellaneous.

13.1	Additional Parties.

(a)            Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series A-1 Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any purchaser of Series A-1 Preferred Stock become a party to this Agreement by executing and delivering a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. Each such person shall thereafter be deemed an Investor and Stockholder for all purposes under this Agreement.

(b)            In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person (other than to a purchaser of Series A-1 Preferred Stock described in Subsection 13.1(a) above), following which such Person shall hold Shares constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing and delivering a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement.

13.2          Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering and delivering a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement, upon the execution of which such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Subsection 13.2. Each certificate instrument, or book entry representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Subsection 13.12.

13.3          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

13.4          Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

13.5          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.6          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13.7          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto or, in the case of the Company, on its signature page hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 13.7. If notice is given to the Company, a copy shall also be sent to Ervin Cohen & Jessup LLP, 9401 Wilshire Boulevard, 12th Floor, Beverly Hills, California 90212, Attention: Chris Manderson, email: cmanderson@ecjlaw.com.

13.8          Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; and (b) the majority of Investors holding a Series A-1 Preferred Stock and Investors who held Legacy Preferred Stock as of the Conversion Date, , voting as a single class on an as-converted to Common Stock basis. Notwithstanding the foregoing:

(a)            this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, termination or waiver applies to all Investors or Key Holders, as the case may be, in the same fashion (it being agreed that a waiver of the provisions of Section 9 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction);

(b)            the consent of the Key Holders shall not be required for any amendment or waiver if such amendment or waiver either (A) is not directly applicable to the rights of the Key Holders hereunder; or (B) does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties hereto;

(c)            any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party;

(d)            Subsections 2.2(a), 2.2(b), 2.8, 4.2 and 4.3 of this Agreement shall not be amended or waived without the written consent of Future VC; and

(e)            Subsection 1.12 (Major Investor definition) as it relates to the Series A-1 Preferred Stock, and Subsections 4.2 (Observer Rights), 4.3 (Inspection), 5.2 (Exceptions), 10.6 (Stock Option Plans), 10.7 (Right to Conduct Activities) and 10.8 (Use of Ecolab Name), and this Subsection 13.8(e) of this Agreement shall not be amended or waived without the written consent of Ecolab.

The Company shall give prompt written notice of any amendment, termination, or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination, or waiver effected in accordance with this Subsection 13.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. For purposes of this Subsection 13.8, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Stockholders circulated by the Company and executed by the Stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

13.9          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non- defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

13.10          Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

13.11        Entire Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated to read in its entirety as set forth in this Agreement. This Agreement (including the Schedules hereto), the Restated Certificate and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

13.12        Share Certificate Legend. Each certificate, instrument, or book entry representing any Shares issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A STOCKHOLDERS AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates instruments, or book entry evidencing the Shares issued after the date hereof to be notated with the legend required by this Subsection 13.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Subsection 13.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

13.13        Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Subsection 13.12.

13.14        Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

13.15        Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

13.16        Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts located in Delaware, and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts located in the state courts located in Delaware, and to the jurisdiction of the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

13.17        Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

13.18        Aggregation of Stock. All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

13.19        Spousal Consent. If any individual Stockholder is married on the date of this Agreement, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Schedule C hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

COMPANY:

MISO ROBOTICS, INC.

By:
Name: Michael Bell
Title: Chief Executive Officer

Address: 680 E Colorado Blvd, Suite 500, Pasadena, CA 91101

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

INVESTOR:

FUTURE VC SPV LLC

By:
Name: James Buckly Jordan
Title: Manager

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

INVESTOR:

AUSTIN ROCHOW

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

INVESTOR:

ANTHONY LOMELINO

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

INVESTOR:

FRANK E. WALSH, III

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

INVESTOR:

GLG III Ventures LLC

By:
William R. Lang, Chief Financial Officer

GLG AND BRG COMMUNITY PROPERTY TRUST

By:
Name:	William R Lang
Title:	Co-Trustee

By:
Name:	Beth R Graziadio
Title:	Co-Trustee

By:
Name:	Robert F Hill
Title:	Co-Trustee

GINA L. GRAZIADIO TRUST

By:
Name:
Title:

CARRA M. GRAZIADIO TRUST

By:
Name:	Carra Graziadio
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

INVESTOR:

GRAZIADIO DYNASTY TRUST II
G. LOUIS GRAZIADIO III

By:
Name:	William R. Lang
Title:

GEORGE & REVA GRAZIADIO GRANDCHILDREN TRUST II FBO GEORGE L. GRAZIADIO IV

By:
Name:	Beth R. Graziadio
Title:

GEORGE & REVA GRAZIADIO GRANDCHILDREN TRUST II FBO MARIANNA

R. GRAZIADIO

By:
Name:	Beth R. Graziadio
Title:

G. LOUIS GRAZIADIO, III TRUST

By:
Name:	William R Lang
Title:	Co-Trustee

By:
Name:	Beth R Graziadio
Title:	Co-Trustee

By:
Name:	Robert F. Hill
Title:	Co-Trustee

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

INVESTOR:

PEARL GROUP LTD

By:
Name: Jessica McCauley
Title: Director

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

INVESTOR:

JONATHAN WONG

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

INVESTOR:

JEBH MISO LLC

By:
Name: Joseph Essas
Title: Manager

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

INVESTOR:

RISE OF MISO LLC

By:
Name: John Miller
Title: Manager

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

INVESTOR:

AD ON, INC.

By:
Name:	William R. Lang
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

INVESTOR:

JAMES F. SANDERS

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

INVESTOR:

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

MATCH ROBOTICS VC, LLC

By: Match Robotics GP, LLC
Its General Partner

By:
Name: James Jordan
Title: Managing Member

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

INVESTOR:

LEVY PREMIUM FOOD SERVICE LIMITED PARTNERSHIP

By:
Name: Rob Ellis
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

INVESTOR:

MAG VENTURES, LLC

By:
Name: Thomas Bruderman
Title: Managing Member

INVESTOR:

VIRGINIA DADEY 1202B FUND

By:
Name: Virginia Dadey

ECOLAB, INC.

By:
Name:
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

KEY HOLDER:

CCC HELLOTECH, LP

By:
Name: James Jordan
Title: Managing Partner

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

KEY HOLDER:

AVISTA INVESTMENTS LLC

By:
Name:
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

KEY HOLDER:

MATCH ROBOTICS VC, LLC

By: Match Robotics GP, LLC
Its General Partner

By:
Name: James Jordan
Title: Managing Member

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

KEY HOLDER:

CANYON CREEK CAPITAL II, LP

By:
Name: James Jordan
Title: Managing Partner

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

KEY HOLDER:

SWEENEY FAMILY INVESTMENTS, LLC

By:

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

KEY HOLDER:

STENDER & POLLY SWEENEY 401k PROFIT SHARING PLAN

By:
Name:
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

KEY HOLDER:

IRA SERVICES TRUST COMPANY CFBO: JAMES B JORDAN, IRA ACCOUNT #404615

By:
Name: James B Jordan
Title: Managing Partner

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

KEY HOLDER:

SCOTT MICHAEL HEMMING & LIESL ANN MAGGIORE REVOCABLE LIVING TRUST

By:
Name: Scott Hemming
Title: Trustee

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

KEY HOLDER:

TECHNOVATION ADVISORS, LLC

By:
Name: Sean Olson
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

KEY HOLDER:

RICHMOND A. WOLF SEPARATE PROPERTY TRUST

By:
Name: Richmond A. Wolf
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders Agreement as of the date first written above.

KEY HOLDER:

ANTHONY LOMELINO

By:

EQUITYZEN GROWTH TECHNOLOGY FUND LLC - SERIES 1571

By:

EQUITYZEN GROWTH TECHNOLOGY FUND LLC - SERIES 1299

By:

SWEENEY FAMILY TRUST DTD 7-10-79

By:

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

SCHEDULE A INVESTORS

Investor	Address	Total Number of Series A Shares held as of conversion	Total Number of Series B Shares held as of conversion
Future VC SPV LLC		400,381	521,163
GLG III Ventures LLC	149 Palos Verdes Blvd., Suite G Redondo Beach, CA 90277	80,539	53,048
GLG AND BRG COMMUNITY PROPERTY TRUST		---	1,359
GINA L. GRAZIADIO TRUST		---	1,359
CARRA M. GRAZIADIO TRUST		---	1,359
GEORGE & REVA GRAZIADIO GRANDCHILDREN TRUST II FBO GEORGE L. GRAZIADIO IV		---	1,359
GEORGE & REVA GRAZIADIO GRANDCHILDREN TRUST II FBO MARIANNA R. GRAZIADIO		---	1,359
G. LOUIS GRAZIADIO, III TRUST		---	13,592
Ad On, Inc.	c/o William R. Lang 149 Palos Verdes Blvd., Suite G Redondo Beach, CA 90277	---	5,436
Frank E. Walsh, III	c/o Jupiter Capital, 330 South Street, Suite 4 Morristown NJ, 07960	46,351	34,417
Match Robotics VC, LLC	1134 11th St, Suite 101 Santa Monica, CA 90403	121,630	---
Graziadio Dynasty Trust II fbo G. Louis Graziadio III	149 Palos Verdes Blvd., Suite G Redondo Beach, CA 90277	---	24,940
Rise of Miso LLC	9 E. Loockerman St. Dover, DE. 19901	104,012	105,995
Pearl Group Ltd	Unit K&L 2/F Central Mansion 270 Queen’s Rd Central Sheung Wan Hong Kong	---	4,988

Investor	Address	Total Number of Series A Shares	Total Number of Series B Shares
JEBH Miso LLC	52 Ravona Street Clifton NJ 07012	---	49,881
Mag Ventures, LLC	143 Rowayton Ave. Norwalk, CT 06853	---	32,646
James F. Sanders	12790 English Walnut Drive Des Peres, MO 63131	---	2,494
Levy Premium Food Service Limited Partnership	980 N. Michigan Ave.Suite 400 Chicago, IL 60611	---	25,000
Jonathan Wong	175 Shepard St. Hercules, CA 94547	---	988
Austin Rochow	24703 Magic Mountain Parkway #2721, Valencia CA 91355	---	499
Anthony Lomelino	601 E Del Mar Blvd Apt 510, Pasadena CA 91101	---	499
Virginia Dadey 1202B Fund		9,529	14,964

Investor	Address	Total Number of Series A-1 Shares
ECOLAB, INC.	1 Ecolab Place St. Paul, Minnesota 55102 Attention: EVP, Corporate Development E-mail: Ross.Skadsberg@ecolab.com and Ecolab Inc. 1 Ecolab Place St. Paul, Minnesota 55102 Attention: General Counsel E-mail: generalcounsel@ecolab.com With a copy (which shall not constitute notice) to: Fox Rothschild LLP City Center 33 South Sixth Street, Suite 360000 Minneapolis, Minnesota 55402 Attention: Phillip B. Martin	3,013,291

SCHEDULE B

KEY HOLDERS

Key Holders Name	Number of Shares Held
CCC HelloTech, LP	1,407,223
Avista Investments LLC	799,528
Match Robotics VC, LLC	1,899,919
Canyon Creek Capital II, LP	1,050,000
Tamim Mourad	700,000
Sweeney Family Investment, LLC	140,000
Stender & Polly Sweeney 401k Profit Sharing Plan	140,000
IRA Services Trust Company Cfbo: James B Jordan, Ira Account #404615	105,000
Scott Michael Hemming & Liesl Ann Maggiore Revocable Living Trust	105,000
Technovation Advisors, LLC	70,000
Richmond A. Wolf Separate Property Trust	70,000
Anthony Lomelino	27,475
EquityZen Growth Technology Fund LLC - Series 1571	27,777
EquityZen Growth Technology Fund LLC - Series 1299	60,958
Sweeney Family Trust dtd 7-10-79	140,000

SCHEDULE C

CONSENT OF SPOUSE

I, [                                     ], spouse of [                                    ], acknowledge that I have read the Amended and Restated Stockholders Agreement, dated as of March 7, 2023, to which this Consent is attached as Schedule C (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated: